INUVO, Inc.
Strategy and Positioning Conference Call Script
April 18, 2012

Operator:
Good afternoon, ladies and gentlemen and thank you for standing by. Welcome to the Inuvo Strategy and Positioning Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question at that time, you may press the star followed by the one on your touchtone phone. You may withdraw your question by pressing star two. And if you are on a speaker phone today, it will be necessary to lift the handset before making your selection. As a reminder, this conference is being recorded today, April 18, 2012.
And now, I'd like to turn the conference over to Mr. Alan Sheinwald of Alliance Advisors. Please go ahead, sir.
Alan Sheinwald:
Thank you. Good afternoon and thank you for joining us for Inuvo Strategy and Positioning Conference Call. On our call today will be Peter Corrao, CEO of Inuvo, Wally Ruiz, CFO and Rob Roe, Senior Vice President and General Manager. Following management's discussion, there will be a Q&A session open to all participants on the call, as the Operator has already mentioned. Now, before we get started, I'm going to review the Company's Safe Harbor statement.
Remarks made on this call may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, as they are based on current expectations and assumptions concerning future events or future performance of the Company. Listeners are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this conference call and the matters stated in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

With that out of the way, I would now like to turn the call over to Inuvo's CEO, Mr. Peter Corrao.
PETER CORRAO
Good afternoon, everyone. Thank you for taking the time to join us for today's conference call. I'm incredibly excited about the progress we've made in the short time since we completed the Inuvo-Vertro merger and want to provide everyone with management's vision for the future of the Company. We will provide a quick overview of the recent merger and then provide a detailed overview of the company in a presentation format.
As many of you know we completed the merger between Inuvo and Vertro on March 1st. As a result of the merger, Vertro is now a wholly owned subsidiary of Inuvo, with the company' common stock is listed on the NYSE Amex and will continue to trade under the symbol of INUV.
The reasoning behind the combination was to realize the potential of uniting two highly complementary, but very small, public companies to create a stronger digital media company whose combined distribution, expertise, partnerships, technology and synergies should enable it to grow and compete across multiple platforms in the digital marketplace. We expect to execute our strategic growth initiatives, capitalizing on synergies between the two companies, as well as realizing our combined company cost savings, which we expect to be $2.9 million annually.
Currently the company has three distinctive business lines, Software Search, which is anticipated to be 45% of the company's annual revenue, our Publisher Network, which is anticipated to be 40% of our annual revenue and Partner Programs, which is expected to make up the remaining 15% of annual revenue. I will go into further detail on these business lines in a few minutes.
Since taking over as CEO of Inuvo, I have focused much of my attention on integrating the operations of the two companies. I am very pleased to say our combined revenues in March alone, generated roughly $4.3 million dollars. Now that the integration is fully underway, my next focus is assimilating our products and setting the stage for growth which we are already beginning to see in our results.
Our growth strategy is quite simple. We have expanded our product portfolio and can now access a diverse set of strategic partnerships. We plan to further develop these relationships in order to realize the greatest return on a product specific basis. By integrating and then modifying our existing products, we plan to deliver the most viable products into the rapidly growing mobile and tablet market place, as well as enhancing our current delivery into traditional platforms. We also plan to expand geographically into countries not currently served. We already have begun our geographic expansion and currently serve twenty-four countries and offer our products in seven different languages.
We have plans to introduce a number of new products and services to our users in the near future. Our combined development teams are working closely together to offer the most attractive products to the consumer, whether it is an individual, publisher or advertiser. We are confident we can offer solutions that are user both friendly and simple to use, without heavy investment. We expect our new products and our enhanced existing products to retain and attract users and other constituents. With these new initiatives we expect to be cash flow positive by the end of 2012, excluding one-time costs. These initiatives will be funded internally and through our recently secured credit facility with Bridge Bank for up to $15 million.

We see great opportunities ahead and it is a very exciting time for us at Inuvo. My team and I are very proud of the work we have achieved so far and look forward to the prospects on the horizon. With that said, let me now walk you through Inuvo's current operational structure and where and how we plan to grow the company in the future.

[MR. CORRAO REVIEWS POWERPOINT PRESENTATION]

With that, I'm going to hand the call back to the operator for any questions. Operator?

Q&A Session

Alan Sheinwald:
That concludes our call today; thank you for listening.